EXHIBIT 10.65

SECOND MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Second Modification to Loan and Security Agreement (this “Modification”) is entered into by and between PROVENA FOODS, INC. (“Borrower”) and COMERICA BANK (“Bank”) as of this 18th day of June, 2004, at San Jose, California.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into a Loan and Security Agreement (Accounts and Inventory) dated August 5, 2003, which was subsequently amended pursuant to a First Modification to Loan and Security Agreement dated as of March 8, 2004. The Loan and Security Agreement as modified by each such and each modification shall collectively be referred to herein as the “Agreement.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

A. Subsection 1.6 of the Agreement is hereby restated and replaced, in its entirety, as follows:

“ 1.6 ‘Borrowing Base’ shall mean the sum of: (1) eighty percent (80%) of the net amount of Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto, (2) the amount, if any, of the advances against Inventory agreed to be made pursuant to any Inventory Rider or other amendment or modification of this Agreement now or hereafter entered between Bank and Borrower, and (3) from June 15, 2004 to August 1, 2004 only Six Hundred Thousand Dollars ($600,000), minus a reserve in an amount determined in Bank’s discretion, up to Five Hundred Thousand Dollars ($500,000) until Borrower shall acquire a Cash Flow Coverage Ratio of at least 1.25:1.00. Anything in the foregoing to the contrary notwithstanding, Bank may adjust Borrowing Base percentage(s) and the definition of Eligible Accounts and Eligible Inventory, in each case as provided for under subsection 6.7 hereof.”

B. Section 2.2 of the Agreement is hereby restated and replaced in its entirety as follows:

“2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a fluctuating rate of interest equal to the Base Rate plus one and one-quarter percent (1.25%) per annum.

“All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed. The Base Rate as of the date of this Agreement (i.e., august 5, 2003) is four percent (4%) per annum. In the event that the Base Rate announced is, from time to time hereafter, changed, adjustment in the Base Rate shall be made and based on the Base Rate in effect on the date of such change. The Base Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again.

“All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of this Agreement. A late payment charge equal to five percent (5%) of each late payment may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Event of Default under this Agreement. Upon the occurrence of an Event of Default hereunder, and without constituting a waiver of any such Event of Default, then during the continuation thereof, at Bank’s option, the Credit shall bear interest, on the Daily Balance owing, at a rate equal to three percent (3%) per year in excess of the rate applicable immediately prior to the occurrence of the Event of Default, and such rate of interest shall fluctuate thereafter from time to time at the same time and in the same amount as any fluctuation in the date of interest applicable immediately prior to any such occurrence.”

C. Section 3.3 of the Agreement is hereby amended by replacing the words “Three Hundred Seventy Five Thousand and no/100 Dollars ($375,000)” with the words “One Million Two Hundred Thousand Dollars ($1,200,000).”

D. Section 6.7 of the Agreement is hereby restated in its entirety as follows:

“6.7 Borrower shall permit representatives of Bank to conduct audits of Borrower’s Books relating to the Accounts and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower’s business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower’s sole expense; provided, however, that, prior to an Event of Default, Borrower shall not be responsible for more than three (3) such audits in each calendar year. Notwithstanding any of the provisions contained in Section 2.1 of this Agreement or otherwise, Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to adjust the Borrowing Base percentage or the definition of Eligible Accounts and Eligible Inventory, in its sole and reasonable discretion, based on its review of the results of such audit.”

E. Subsection (c) of Section 6.16 of the Agreement is hereby restated in its entirety as follows:

“(c) In addition to the financial statements required above, Borrower agrees to provide Bank, in each case, in form and detail satisfactory to Bank:

•	Accounts Receivable Aging on a monthly basis, within 20 days of each month end,

•	Accounts Payable Aging on a monthly basis within 20 days of each month end,

•	Inventory Report on a monthly basis, within 20 days of each month end, and

•	Borrowing Base Certificate on a weekly basis, within 5 days of each month end.”

F. The following Section 6.27 is hereby added to the Agreement immediately after Section 6.26 thereof.

“On or before August 1, 2004 Borrower shall engage a third party cost consultant of recognized standing and otherwise satisfactory to Bank for the purpose of obtaining advise on the management of Borrowers costs, expenses and financial affairs and shall, as and when requested by Bank, make such consultant’s recommendations, reports and conclusions available to Bank for Bank’s review and for discussion with Borrower and/or such consultant.”

3. Waiver. Bank hereby waives defaults or events of default which may exist or have arisen by reason of Borrower’s failure to comply with the financial covenants set forth in Section 6.17 of the Agreement as of the months ended January 31, 2004, February 28, 2004, March 31, 2004 and April 30, 2004 only. Except to the extent specifically amended and or waived hereby, the terms of the Agreement (including without limitation, Section 6.17 thereof) remain in full force and effect.

4. Remittance Basis. Borrower agrees that the Indebtedness shall be on a remittance basis and that, in furtherance thereof, Borrower shall maintain with Bank a non-interest bearing deposit account to which Bank shall have exclusive access and control (“Cash Collateral Account”) Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower shall be remitted to the Cash Collateral Account, and Borrower, at Bank’s request, shall include a like statement on all invoices. Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Cash Collateral Account.

All items or amounts which are remitted to the Cash Collateral Account, or otherwise delivered by or for the benefit of Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, at Bank’s option, (a) be applied to the payment of the Indebtedness, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion, or, (b) be maintained on deposit in the Cash Collateral Account. Borrower agrees that Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney fees.”

5. Legal Effect. The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

6. Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

7. Costs and Expense. Borrower shall pay all of Bank’s costs and expenses (including attorneys fees and expenses) incurred in connect with the preparation, negotiation and execution hereof immediately upon demand for such payment.

IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

PROVENA FOODS INC.		COMERICA BANK

By:	/s/ Thomas J. Mulroney	By:	/s/ Stephen Moore
	Thomas J. Mulroney		Stephen Moore
Title:	Chief Financial Officer		Vice President

3